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                                                                 EXHIBIT (99)-1


THE BANC CORPORATION RAISES $15 MILLION
BIRMINGHAM, Ala., Sept. 13, 2000 /PRNewswire via COMTEX/ -- The Banc Corporation (Nasdaq: TBNC) announced today that it has recently received $15 million in proceeds from a pooled trust preferred private placement co-managed by First Tennessee Capital Markets and Keefe, Bruyette and Woods. The $15 million in proceeds was part of a $300 million pool that was distributed on September 7 in an institutional private placement.

The Banc Corporation has used a portion of the proceeds to retire all of its outstanding indebtedness under its line of credit and intends to use the balance of the proceeds as additional capital injections into its principal subsidiary, The Bank and for other general purposes. Once injected into The Bank, the proceeds should qualify as Tier I capital for regulatory purposes and support both The Bank's and The Banc Corporation's planned growth for the immediate future. James A. Taylor, Chairman, President and CEO of The Banc Corporation said, "We are very excited about the success of this offering and the benefits it will bring us. Also, a trust preferred offering increases our Tier I capital but does not dilute our existing stockholders' ownership."

The Banc Corporation is a financial holding company headquartered in Birmingham, Alabama. The Corporation's subsidiary, The Bank, headquartered in Birmingham, Alabama, currently has 22 locations throughout the state of Alabama and seven locations along the gulf coast and the northern Florida panhandle which operate as Emerald Coast Bank and C&L Bank.

Statements in this document that are not historical facts are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation are necessarily estimates reflecting the best judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC.

The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

SOURCE The Banc Corporation

CONTACT:          David R. Carter, Executive Vice President and
                  Chief Financial Officer of The Banc Corporation, 205-324-3503, or fax, 205-327-3479, or email,
                  David.Carter@thebankmybank.com
                  (TBNC)

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